Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS

THOUSAND OAKS, Calif. – January 23, 2019 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Record quarterly sales of $748.4 million, an increase of 6.2% compared to last year

•	Record quarterly GAAP earnings per diluted share of $2.45, an increase of 33.2% compared to last year

•	Record full year sales of $2.902 billion and GAAP earnings per diluted share of $9.01

•	Record full year GAAP operating margin and cash flow

•	Issuing full year 2019 GAAP earnings outlook of $9.25 to $9.35 per diluted share

•	Announced pending acquisition of the Scientific Imaging businesses of Roper Technologies for $225.0 million in cash

Teledyne today reported fourth quarter 2018 net sales of $748.4 million, compared with net sales of $704.4 million for the fourth quarter of 2017, an increase of 6.2%. Net income was $91.1 million ($2.45 per diluted share) for the fourth quarter of 2018, compared with $67.6 million ($1.84 per diluted share) for the fourth quarter of 2017, an increase of 34.8%. The fourth quarter of 2018 included $2.5 million in severance and facility consolidation costs. The fourth quarter of 2018 also included net discrete income tax benefits of $6.9 million. The fourth quarter of 2017 included $0.7 million in severance and facility consolidation costs. The fourth quarter of 2017 also included net discrete income tax benefits of $1.3 million which included provisional charges of $4.7 million as a result of the Tax Cuts and Jobs Act of 2017 (“Tax Act”).
“Fourth quarter and full year sales and earnings were all-time records”, said Al Pichelli, President and Chief Executive Officer.  “Fourth quarter operating margin increased 143 basis points, with particularly strong improvement in our Instrumentation segment.  Sales increased in every segment and we achieved overall organic growth of 6.2% in the fourth quarter.  Our full-year cash flow was the strongest in the company’s history, and orders exceeded sales for the fourth consecutive quarter”. Robert Mehrabian, Executive Chairman, added “Teledyne’s outstanding performance throughout 2018 is evidence of our success in building a portfolio of balanced businesses, with common underlying technologies, to enable consistent and improved financial performance in different business cycles and demand drivers.  To this end, we were pleased to announce another digital imaging acquisition that will expand our offerings to life sciences and academic research.”
Full Year 2018
Total year sales for 2018 were $2,901.8 million, compared with $2,603.8 million for 2017, an increase of 11.4%. Net income was $333.8 million ($9.01 per diluted share) for fiscal year 2018, compared with $227.2 million ($6.26 per diluted share) for fiscal year 2017, an increase of 46.9%.
Total year 2017 reflected pretax charges totaling $27.0 million in acquisition related costs for the acquisition of e2v technologies plc (“e2v”). Total year 2018 and 2017 also reflected pretax charges totaling $7.8 million and $4.2 million, respectively, for severance charges and facility consolidation charges. Net income for 2018 included net discrete tax benefits of $23.8 million. Net income for 2017 included net discrete tax benefits of $17.2 million which included provisional charges of $4.7 million for the estimated impact of the Tax Act. The 2018 and 2017 amounts included tax benefits of $12.9 million and $8.8 million, respectively related to share-based accounting.

Review of Operations
Comparisons are with the fourth quarter of 2017, unless noted otherwise. In the second quarter of 2018, we realigned the reporting structure for certain of our microwave product groupings. These products, acquired with the acquisition of e2v, were formerly reported as part of the Aerospace and Defense Electronics segment and are now reported as part of the Digital Imaging segment. Previously reported segment data has been adjusted to reflect this change. Total sales for these products were $24.2 million for fiscal year 2017.
Instrumentation
The Instrumentation segment’s fourth quarter 2018 net sales were $263.4 million, compared with $254.8 million, an increase of 3.4%. Operating income was $43.0 million for the fourth quarter of 2018, compared with $30.7 million, an increase of 40.1%.
The fourth quarter 2018 net sales increase resulted from higher sales of test and measurement instrumentation and environmental instrumentation, partially offset by lower sales for marine instrumentation. Sales of test and measurement instrumentation increased $14.0 million while sales of environmental instrumentation increased $3.1 million. Sales of marine instrumentation decreased $8.5 million. The increase in operating income reflected the impact of higher sales and higher margins across most product lines.
Digital Imaging
The Digital Imaging segment’s fourth quarter 2018 net sales were $225.9 million, compared with $206.7 million, an increase of 9.3%. Operating income was $37.1 million for the fourth quarter of 2018, compared with $35.9 million, an increase of 3.3%.
The fourth quarter 2018 net sales primarily reflected higher sales of X-ray detectors and generators for life sciences applications and MEMS products. The increase in operating income in the fourth quarter of 2018 reflected the impact of higher sales, partially offset by unfavorable product mix. Operating income in the fourth quarter of 2017 included a $1.1 million reduction to estimated pretax charges recorded in 2017 related to the acquisition of e2v.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s fourth quarter 2018 net sales were $178.3 million, compared with $173.4 million, an increase of 2.8%. Operating income was $36.5 million for the fourth quarter of 2018, compared with $34.1 million, an increase of 7.0%.
The fourth quarter 2018 net sales reflected $13.2 million of higher sales of defense electronics, partially offset by $8.3 million of lower sales of aerospace electronics. The increase in operating income in the fourth quarter of 2018 reflected the impact of favorable product mix.
Engineered Systems
The Engineered Systems segment’s fourth quarter 2018 net sales were $80.8 million compared with $69.5 million, an increase of 16.3%. Operating income was $8.8 million for the fourth quarter of 2018, compared with $8.3 million, an increase of 6.0%.
The fourth quarter 2018 net sales reflected higher sales of $14.6 million of engineered products and services, partially offset by lower sales of $2.9 million of turbine engines. The higher sales of engineered products and services, primarily reflected increased nuclear, marine and aviation manufacturing programs and increased sales related to missile defense. Sales of turbine engines reflected lower sales of cruise missile engines. Operating income in the fourth quarter of 2018 increased primarily due to higher sales of engineered products and services.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $125.5 million for the fourth quarter of 2018, compared with $126.4 million. The cash provided by operating activities in the fourth quarter of 2018 reflected the impact of higher operating income, offset by higher income tax payments. At December 30, 2018, cash totaled $142.5 million and total debt, including capital lease obligations, was $750.6 million, compared with $1,072.9 million at December 31, 2017. At December 30, 2018, $29.0 million was outstanding under the $750.0 million credit facility. During the fourth quarter of 2018, the company repaid $114.0 million in term loans. The company received $1.1 million from the exercise of stock options in the fourth quarter of 2018, compared with $6.2 million. Capital expenditures for the fourth quarter of 2018 were $18.7 million, compared with $18.0 million. Depreciation and amortization expense for the fourth quarter of 2018 was $29.3 million, compared with $25.6 million. In December 2018, the company announced the pending acquisition of the Scientific Imaging businesses of Roper Technologies for $225.0 million in cash. The transaction is expected to close in the first quarter of 2019.

Free Cash Flow (a)	Fourth Quarter		Total Year
(in millions, brackets indicate use of funds)	2018	2017	2018	2017
Cash provided by operating activities	$125.5	$126.4	$446.9	$374.7
Capital expenditures for property, plant and equipment	(18.7)	(18.0)	(86.8)	(58.5)
Free cash flow	$106.8	$108.4	$360.1	$316.2
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Tax Cuts and Jobs Act
On December 22, 2017, the Tax Act was enacted. The Tax Act significantly revised the U.S. corporate income tax by, among other things, lowering corporate income tax rates, implementing the territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. As a result of the Tax Act, Teledyne incurred provisional charges of $4.7 million in the fourth quarter of 2017 primarily due to the repatriation tax and the remeasurement of U.S. deferred tax assets and liabilities. The company finalized its assessment of the Tax Act during the fourth quarter of 2018, resulting in a decrease of $0.8 million to the provisional charge.
Income Taxes
The effective tax rate for the fourth quarter of 2018 was 14.9% compared with 23.4%. The fourth quarter of 2018 reflected net discrete income tax benefits of $6.9 million. This amount included a $4.8 million income tax benefit related to the release of a valuation allowance. The fourth quarter of 2017 reflected net discrete income tax benefits of $6.0 million, which includes a $3.7 million income tax benefit related to share-based accounting. The fourth quarter of 2017 also includes the provisional charge of $4.7 million related to Tax Act impact. Excluding the net discrete income tax benefits in both periods, the effective tax rates would have been 21.3% for the fourth quarter of 2018 and 24.9% for the fourth quarter of 2017. The decrease in the effective tax rate in 2018, primarily reflects the lower corporate income tax rates as part of the Tax Act.
Other
Stock option expense was $4.9 million for the fourth quarter of 2018, compared with $3.2 million. Non-service retirement benefit income was $3.4 million for the fourth quarter of 2018, compared with $3.8 million. Interest expense, net of interest income, decreased to $5.7 million for the fourth quarter of 2018 compared with $7.6 million and primarily reflected lower debt levels in the fourth quarter of 2018 compared with the fourth quarter of 2017. Corporate expense was $14.2 million for the fourth quarter of 2018, compared with $14.4 million.

Recent Accounting Pronouncements
Effective January 1, 2018, Teledyne adopted the requirements of Accounting Standards Update (“ASU”) No. 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” This ASU requires the service cost component of net benefit costs to be reported in the same line item or items within operating income as other compensation costs, with the other components of net benefit cost to be presented outside of operating income. The 2017 period has been adjusted to be consistent with the 2018 presentation. In addition, effective January 1, 2018, Teledyne adopted ASU No. 2014-09 (Topic 606), “Revenue from Contracts with Customers”, using the modified retrospective transition method. Prior period comparative information is not adjusted and is reported under the accounting standards in effect for that period. The cumulative effect of adopting the new standard resulted in an immaterial increase to retained earnings as of January 1, 2018.
Outlook
Based on its current outlook, the company’s management believes that first quarter 2019 GAAP earnings per diluted share will be in the range of $1.87 to $1.92 and full year 2019 GAAP earnings per diluted share will be in the range of $9.25 to $9.35. The company’s annual estimated tax rate for 2019 is 22.3%, before discrete items.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to sales, earnings, operating margin, growth opportunities, acquisitions and divestitures, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, exchange rate fluctuations, cost reductions, facility consolidation costs, severance expenses and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.
Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; disruptions due to the current U.S. Government shutdown; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; impacts from the United Kingdom’s pending exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; and threats to the security of our confidential and proprietary information, including cyber security threats. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.
Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2017 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, January 23, 2019. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, January 23, 2019.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
DECEMBER 30, 2018 AND DECEMBER 31, 2017
(Unaudited - in millions, except per share amounts)

	Fourth Quarter	Fourth Quarter	Twelve Months	Twelve Months
	2018	2017(a)	2018	2017(a)
Net sales	$748.4	$704.4	$2,901.8	$2,603.8
Costs and expenses:
Costs of sales (b)	459.6	437.2	1,791.0	1,624.0
Selling, general and administrative expenses (b)	177.6	172.6	694.2	658.1
Total costs and expenses	637.2	609.8	2,485.2	2,282.1
Operating income	111.2	94.6	416.6	321.7
Interest and debt expense, net (b)	(5.7)	(7.6)	(25.5)	(33.1)
Non-service retirement benefit income	3.4	3.8	13.5	13.9
Other expense, net (b)	(1.8)	(2.5)	(10.7)	(15.5)
Income before income taxes (c)	107.1	88.3	393.9	287.0
Provision for income taxes	16.0	20.7	60.1	59.8
Net income	$91.1	$67.6	$333.8	$227.2

Diluted earnings per common share	$2.45	$1.84	$9.01	$6.26

Weighted average diluted common shares outstanding	37.2	36.7	37.0	36.3

(a)	The 2017 periods have been adjusted to reflect the adoption of ASU No. 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost”.

(b)
The fourth quarter of 2017 includes a $1.1 million reduction to estimated pretax charges recorded in 2017 related to the acquisition of e2v technologies plc, which was recorded to cost of sales. Total year 2017 includes pretax charges of $27.0 million related to the acquisition of e2v technologies plc, of which, $5.7 million was recorded to cost of sales, $13.0 million was recorded to selling, general and administrative expenses, $2.3 million was recorded to interest expense and $6.0 million was recorded as other expense.

(c)
The fourth quarter and total year 2017 includes provisional charges of $4.7 million due to the estimated impact of the Tax Act. The $4.7 million provisional charge was adjusted by an additional $0.6 million in the first quarter of 2018. In the third quarter of 2018, this additional provisional charge was reversed. In the fourth quarter of 2018, the company finalized its assessment of the Tax Act, resulting in a decrease of $0.8 million to the provisional charge.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
DECEMBER 30, 2018 AND DECEMBER 31, 2017
(Unaudited - in millions)

	Fourth Quarter	Fourth Quarter	% Change	Twelve Months	Twelve Months	% Change
	2018	2017(a)		2018	2017(a)
Net sales:
Instrumentation	$263.4	$254.8	3.4%	$1,021.2	$953.9	7.1%
Digital Imaging	225.9	206.7	9.3%	885.2	717.7	23.3%
Aerospace and Defense Electronics	178.3	173.4	2.8%	696.5	646.0	7.8%
Engineered Systems	80.8	69.5	16.3%	298.9	286.2	4.4%
Total net sales	$748.4	$704.4	6.2%	$2,901.8	$2,603.8	11.4%
Operating income:
Instrumentation	$43.0	$30.7	40.1%	$147.4	$126.0	17.0%
Digital Imaging (b)	37.1	35.9	3.3%	157.3	110.4	42.5%
Aerospace and Defense Electronics (b)	36.5	34.1	7.0%	135.2	116.3	16.3%
Engineered Systems	8.8	8.3	6.0%	32.7	32.0	2.2%
Corporate expense (b)	(14.2)	(14.4)	(1.4)%	(56.0)	(63.0)	(11.1)%
Operating income	111.2	94.6	17.5%	416.6	321.7	29.5%
Interest and debt expense, net (b)	(5.7)	(7.6)	(25.0)%	(25.5)	(33.1)	(23.0)%
Non-service retirement benefit income	3.4	3.8	(10.5)%	13.5	13.9	(2.9)%
Other expense, net (b)	(1.8)	(2.5)	(28.0)%	(10.7)	(15.5)	(31.0)%
Income before income taxes (c)	107.1	88.3	21.3%	393.9	287.0	37.2%
Provision for income taxes	16.0	20.7	(22.7)%	60.1	59.8	0.5%
Net income	$91.1	$67.6	34.8%	$333.8	$227.2	46.9%

(a)	The 2017 periods have been adjusted to reflect the adoption of ASU No. 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost”.

(b)
The fourth quarter of 2017 includes a $1.1 million reduction to estimated pretax charges recorded in 2017 related to the acquisition of e2v, which was recorded in the Digital Imaging segment. Total year 2017 includes pretax charges of $27.0 million related to the acquisition of e2v, of which, $8.0 million was recorded in the Digital Imaging segment, $0.3 million in the Aerospace and Defense Electronics segment, $10.4 million was recorded to corporate expense, $2.3 million was recorded to interest expense and $6.0 million was recorded as other expense. In the second quarter of 2018, we realigned the reporting structure for certain of our microwave product groupings. These products acquired with the acquisition of e2v were formerly reported as part of the Aerospace and Defense Electronics segment and are now reported as part of the Digital Imaging segment. Previously reported segment data has been adjusted to reflect this change. Total sales for these products were $24.2 million for fiscal year 2017.

(c)
The fourth quarter and total year 2017 includes provisional charges of $4.7 million due to the estimated impact of the Tax Act. The $4.7 million provisional charge was adjusted by an additional $0.6 million in the first quarter of 2018. In the third quarter of 2018, this additional provisional charge was reversed. In the fourth quarter of 2018, the company finalized its assessment of the Tax Act, resulting in a decrease of $0.8 million to the provisional charge.

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	December 30, 2018	December 31, 2017
ASSETS
Cash	$142.5	$70.9
Accounts receivable, net	561.8	478.1
Inventories, net	364.3	400.2
Prepaid expenses and other current assets	45.8	62.7
Total current assets	1,114.4	1,011.9
Property, plant and equipment, net	442.6	442.8
Goodwill and acquired intangible assets, net	2,079.5	2,175.6
Prepaid pension asset	88.2	127.2
Other assets, net	84.6	88.9
Total assets	$3,809.3	$3,846.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$227.8	$191.7
Accrued liabilities	354.7	345.3
Current portion of long-term debt, capital lease obligations and other debt	138.3	3.6
Total current liabilities	720.8	540.6
Long-term debt and capital lease obligations	612.3	1,069.3
Other long-term liabilities	246.5	289.2
Total liabilities	1,579.6	1,899.1
Total stockholders’ equity	2,229.7	1,947.3
Total liabilities and stockholders’ equity	$3,809.3	$3,846.4